Exhibit (a)(1)(I)

LATTICE SEMICONDUCTOR CORPORATION

1996 STOCK INCENTIVE PLAN

NOTICE OF GRANT OF RESTRICTED STOCK UNITS

Unless otherwise defined herein, the terms defined in the 1996 Stock Incentive Plan shall have the same defined meanings in this Notice of Grant.

Name:

You have been granted                      Restricted Stock Units. Each such Unit is equivalent to one share of the Company’s Common Stock for purposes of determining the number of shares subject to this award. None of the shares of Common Stock underlying the Restricted Stock Units will be issued (nor will you have the rights of a stockholder with respect to the underlying shares) until the vesting conditions described below are satisfied. Additional terms of this grant are as follows:

Date of Grant:

Vesting Schedule:	See attached Vesting Appendix

You acknowledge and agree that this Notice of Grant and form of Restricted Stock Unit Agreement and the vesting schedule set forth herein does not constitute an express or implied promise of continued engagement as an employee for the vesting period, for any period, or at all, and shall not interfere with your right or the Company’s right to terminate your relationship as an employee at any time, with or without cause.

You hereby agree to accept as binding, conclusive, and final all decisions or interpretations of the Administrator upon any questions relating to the 1996 Stock Incentive Plan and this Award.

By your signature below, you agree that this Notice of Grant, the form of Restricted Stock Unit Agreement attached as Exhibit A hereto, and the 1996 Stock Incentive Plan constitute your entire agreement with respect to this award and may not be modified adversely to your interest except by means of a writing signed by the Company and you.

GRANTEE:

Signature

Print Name

EXHIBIT A

LATTICE SEMICONDUCTOR CORPORATION

1996 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

1. Grant. The Company hereby grants to the Employee an award of Restricted Stock Units (“RSUs”), as set forth in the Notice of Grant of Restricted Stock Units and subject to the terms and conditions in this Agreement and the Company’s 1996 Stock Incentive Plan (the “Plan”). Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Restricted Stock Unit Agreement.

2. Company’s Obligation. Each RSU represents the right to receive a share of Stock on the vesting date. Unless and until the RSUs vest, the Employee will have no right to receive Stock under such RSUs. Prior to actual distribution of Stock pursuant to any vested RSUs, such RSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

3. Vesting Schedule. Subject to paragraph 4, and to relevant Plan provisions, the RSUs awarded by this Agreement will vest in the Employee according to the vesting schedule specified in the Notice of Grant.

4. Forfeiture upon Termination of Service. Notwithstanding any contrary provision of this Agreement or the Notice of Grant, if the Employee terminates service as an employee, for any or no reason prior to vesting, the unvested RSUs awarded by this Agreement will thereupon be forfeited at no cost to the Company.

5. Payment after Vesting. Any RSUs that vest in accordance with this Agreement will be paid to the Employee (or in the event of the Employee’s death, to his or her estate) in shares of Stock, subject to the Employee satisfying the applicable tax withholding obligations set forth in paragraph 11.

6. Payments after Death. Any distribution or delivery to be made to the Employee under this Agreement will, if the Employee is then deceased, be made to the administrator or executor of the Employee’s estate. Any such administrator or executor must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

7. Rights as Stockholder. Neither the Employee nor any person claiming under or through the Employee will have any of the rights or privileges of a stockholder of the Company in respect of any shares of Stock deliverable hereunder unless and until certificates representing such shares of Stock will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Employee or Employee’s broker.

8. No Effect on Employment. The Employee’s employment with the Company and its subsidiaries is on an at-will basis only. Accordingly, the terms of the Employee’s employment with the Company and its subsidiaries will be determined from time to time by the Company or the subsidiary employing the Employee (as the case may be), and the Company or the subsidiary will have the right, which is hereby expressly reserved, to terminate or change the terms of the employment of the Employee at any time for any reason whatsoever, with or without good cause or notice.

9. Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company at 5555 N.E. Moore Court, Hillsboro, OR 97124 Attn: Stock Administration, or at such other address as the Company may hereafter designate in writing or electronically.

10. Change in Control. In the event of a change in the capital structure of the Company, which is a corporation merger, consolidation, plan of exchange, combination, or other purchase of the Company’s stock or assets (a “Change in Control”), the acquiring corporation may, without the consent of the Employee, assume the Company’s rights and obligations under outstanding RSUs and adjust such awards to reflect the acquiring corporation’s stock. In the event that the acquiring corporation elects not to assume outstanding RSUs in connection with a Change in Control, or if the acquiring corporation is not a “publicly held corporation” within the meaning of Section 162(m) of the Code, the RSUs will vest and be settled by the Company through the issuance of shares of Stock immediately prior to the effective date of the Change in Control.

11. Code Section 409A. Notwithstanding anything to the contrary in this Agreement, if the Company reasonably determines that Section 409A of the Code will result in the imposition of additional tax with respect to the payment of RSUs on account of the Employee’s termination of employment, the RSUs (and/or at the election of the Employee the cash received from the sale of the shares of Stock underlying the vested RSUs) will not be paid to the Employee until the date six (6) months and one (1) day following the date of the Employee’s termination.

12. Withholding of Taxes. Notwithstanding any contrary provision of this Agreement, no certificate representing the shares of Stock will be issued to Employee, unless and until satisfactory arrangements (as determined by the Company) will have been made by Employee with respect to the payment of income, employment, and other taxes which the Company determines must be withheld with respect to such shares of Stock. To the extent determined appropriate by the Company in its discretion, it shall have the right (but not the obligation) to satisfy any tax withholding obligations by reducing the number of shares of Stock otherwise deliverable to Employee. If the Employee fails to make satisfactory arrangements for the payment of any required tax withholding obligations hereunder at the time any applicable RSUs otherwise are scheduled to vest pursuant to paragraphs 3 or 10, Employee will permanently forfeit such RSUs and any right to receive shares of Stock thereunder and the RSUs will be returned to the Company at no cost to the Company.

13. Grant is Not Transferable. Except to the limited extent provided in paragraph 6, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment, or similar process. Upon any attempt to transfer, assign, pledge, hypothecate, or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment, or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

14. Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors, and assigns of the parties hereto.

15. Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration, or qualification of the shares of Stock upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to the Employee (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent, or approval will have been effected or obtained free of any conditions not acceptable to the Company. The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.

16. Plan Governs. This Agreement and the Notice of Grant are subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement or the Notice of Grant and one or more provisions of the Plan, the provisions of the Plan will govern.

17. Administrator Authority. The Administrator will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any RSUs have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Employee, the Company, and all other interested persons. No member of the Administrator will be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.